Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-70638


                           PROSPECTUS SUPPLEMENT NO. 1
                     (to prospectus dated October 18, 2001)

                                 128,881 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock

     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated October 18, 2001 relating to the potential offer and sale from time to time of up to 128,881 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated October 18, 2001, including any supplements or amendments to such prospectus.

     The table below reflects the following: The units and redemption shares listed below were identified in the "Selling Stockholders" section of the prospectus as being held by "Robert L. Friedman". Due to the decease of Mr. Friedman, the "Selling Stockholders" section of the prospectus now identifies the "Estate of Robert L. Friedman" as a selling stockholder in lieu of "Robert
L. Friedman".



                                           Number of Shares and Units Owned              Number of Shares
Name                                             Before the Offering                    Offered Hereby

Estate of Robert L. Friedman                            28,500                                28,500

            The date of this prospectus supplement is June 20, 2005.